FOR IMMEDIATE RELEASE

AVP Announces Management Team Addition

Russ Pillar to become Vice Chairman of the Company’s Board of Directors

LOS ANGELES, November 7, 2007 - Russ Pillar, an accomplished media company executive, has joined AVP, Inc. (OTCBB: AVPI) as Vice Chairman, Operations, effective immediately. Pillar’s responsibilities include providing AVP with strategic and operational direction, with a particular focus on realizing operational efficiencies and developing growth, both organically and through acquisition. He reports to AVPI’s Chairman, Leonard Armato.

Pillar is a noted business builder who, as the former head of Viacom Digital Media Group, CBS Internet Group, Virgin Entertainment Group, Prodigy Internet, and technology innovator Precision Systems, has a track record of turning-around and growing a variety of consumer brands. He currently is a Managing Director at Catalytic Capital (www.catalyticcapital.com), an investment group that provides growth capital to fund opportunities at the intersection of consumer brands, media, and technology.

Over the course of Pillar’s career he has served as both Viacom and CBS’s chief digital media strategy, development, and execution executive where, as President of the Viacom Digital Media Group and President and Chief Executive Officer of the CBS Internet Group, he originated and led corporate-wide efforts on the internet and in broadband, wireless, mobile, and other interactive media distribution platforms. Prior to his tenure at Viacom he was President, Chief Executive Officer, and a Director of Richard Branson’s Virgin Entertainment Group, where he charted the growth of the Virgin brand in a variety of entertainment, retail, and e-commerce-related consumer markets, managing 1,600 employees across the United States and Canada and driving global strategic planning and brand management as a member of Virgin’s International Management Board. Prior to his tenure at Virgin he co-led the leveraged buyout, turnaround, and subsequent public offering of Prodigy, serving over a more than four year span in a variety of positions including Vice Chairman of the Board of Directors and President and Chief Executive Officer of Prodigy Internet. He currently serves as a member of the Board of Directors of Playboy Enterprises, Inc. (NYSE: PLA); over the past two decades he has served as a Board member of more than a dozen public and private media and digital media companies.

(more)

“I’m delighted to have Russ join us. His public-market experience building major consumer brands makes him a perfect choice to join our senior management team,” said Leonard Armato, AVP’s Chairman and Chief Executive Officer. “I’m looking forward to drawing on his deep experience as we set the foundation for AVP’s growth.”

“I’m excited about everything I’ve learned about the AVP—its athletes, its competitive position, its employees, and its fans, not to mention its prospects for growth,” said Russ Pillar. “I’m looking forward to being part of the team that helps AVP fulfill what so many of us see as its tremendous potential.”

About the AVP, Inc.

AVP Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide.  AVP operates the industry's most prominent national touring series, the AVP Pro Beach Volleyball Tour, which was organized in 1983.  Featuring more than 150 of the top American men and women competitors in the sport, AVP is set to stage 18 events throughout the United States in 2007.   In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball.  For more information, please visit www.avp.com.

Forward Looking Statements

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather.  Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect.  Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

####

Media Contact:
Kimberly Moran
Brener Zwikel & Associates
818-462-5612
kimberlym@bzapr.com